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                                                                   Exhibit 23(i)

                                    Consent



The Board of Directors
Trigon Healthcare, Inc.:

We consent to incorporation by reference in this registration statement on Form S-8 of Trigon Healthcare, Inc. of our report dated February 11, 2000, relating to the consolidated balance sheets of Trigon Healthcare, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, changes in shareholders' equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 1999, appearing in the 1999 Form 10-K405/A of Trigon Healthcare, Inc. filed on April 28, 2000.


/s/ KPMG LLP

Richmond, Virginia
September 14, 2000